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DECRANE AIRCRAFT HOLDINGS, INC.
CALCULATION OF EARNINGS PER COMMON SHARE



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                                                          Year Ended December 31, 1996 (1)
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                                                              Pro Forma          Pro Forma
                                                                 for                as
                                                           Recapitalization       Adjusted

Shares outstanding at beginning of the year
  Common shares                                                 85,593              85,593
  Common equivalent shares
    Series A, B and C convertible preferred shares           1,140,718           1,140,718
    Redeemable warrants (2)                                    356,635             356,635
    Other warrants not subject to mandatory redemption (2)      16,585              16,585
    Stock options, other than compensatory options (3)                             200,549

Impact of cheap stock issued during 1996
  Series C, D and E preferred stock                            801,085             801,085
  Redeemable warrants                                          151,073             151,073
  Compensatory stock options                                   107,090             107,090

Common stock equivalents issued during 1996
  Common stock warrants (4)
  Stock options, other than compensatory options (3)                                 3,205

Sale of common shares in the Offering                                            2,500,000
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Pro forma weighted average number of shares outstanding      2,658,779           5,362,533
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Net income (loss) (5)                                       $ (817,000)         $3,519,000

Pro forma net loss per common share                         $    (0.31)         $     0.66







(1) All share data reflects the effect of the 3.53 for 1 reverse stock split.
(2) Represents warrants exercised and converted to common stock pursuant to the
    Recapitalization, net of shares assumed to be repurchased under the treasury stock method.
(3) Not included in the pro forma for recapitalization computation as they are anti-dilutive.
(4) Not included in the computations as they are anti-dilutive.
(5) The weighted average number of shares assumes that the redeemable warrants and preferred stock which will be converted into common stock pursuant to the Recapitalization had been converted and thus outstanding since the dates of issuance.  As a result, pro forma loss per common share is computed using the reported net loss of the Company before deductions for the adjustment in redemption value of redeemable warrants and preferred stock dividends.

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